                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)


                                                                               Three Months Ended
                                                                                   March 31,
                                                                           2001                  2000
                                                                           ----                  ----
Income before federal income taxes and cumulative
    effect of change in accounting principle                             $    703              $    444
Interest                                                                       33                    34
Portion of rentals deemed to be interest                                       11                    12
                                                                         --------              --------
Earnings available for fixed charges                                     $    747              $    490
                                                                         ========              ========

Fixed charges:
     Interest                                                            $     33              $     34
     Portion of rentals deemed to be interest                                  11                    12
                                                                         --------              --------
     Total fixed charges                                                 $     44              $     46
                                                                         ========              ========

Ratio of earnings to fixed charges                                        16.98x                10.65x
                                                                         =======               =======


The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.